CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 39 to Registration Statement No. 033-73566 of Hartford Life Insurance Company Separate Account Ten on Form N-4, of our report dated February 23, 2010 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in its method of accounting and reporting for other-than-temporary impairments in 2009 and for the fair value measurement of financial instruments in 2008), relating to the consolidated financial statements of Hartford Life Insurance Company as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, and of our report dated February 23, 2010, relating to the statements of assets and liabilities of Hartford Life Insurance Company Separate Account Ten as of December 31, 2009, and the related statements of operations and changes in net assets for the respective stated periods then ended, both appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP
April 30, 2010
Hartford, CT